EXHIBIT 5

Robert J. Pence
Senior Counsel
Corporate Law
Dept. 966

Sears, Roebuck and Co.
3333 Beverly Road, B5-322A
Hoffman Estates, Illinois 60179
(708) 286-2823
Fax (708) 286-0959

November 16, 1995


Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Sears, Roebuck and Co. (the "Company") with the Securities and Exchange Commission on or about November 16, 1995 in connection with the registration under the Securities Act of 1933, as amended, of 17,949,675 common shares, $0.75 par value, of the Company issuable pursuant to the Company's 1986, 1990 and 1994 Employees Stock Plans (the "Plans"). I have examined pertinent documents and records including the Plans and the certificate of incorporation and by-laws of the Company, and I have also made such other examination as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     I am of the opinion that the Common Shares to be issued pursuant to the Plans, when certificates therefor are delivered to participants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable, and that (except for statutory claims by laborers, servants, or employees for unpaid debts, wages or salaries, chargeable against certain of the principal shareholders only in the event of termination of listing and public trading in the Company's shares) no personal liability for obligations of the Company will attach to any holder of the Common Shares under existing statutes of the State of New York, in which the Company is incorporated.

     I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus relating to this Registration Statement.

          Very truly yours,

          /s/ Robert J. Pence
          Robert J. Pence